Exhibit 99.1

Investors & Media:

Kyle Bland: 630-824-1907

SUNCOKE ENERGY, INC. ANNOUNCES ADDITION OF SUSAN R. LANDAHL

TO THE BOARD OF DIRECTORS

Lisle, Ill. (August 15, 2017) – SunCoke Energy, Inc. (NYSE: SXC) today announced that Susan R. Landahl has been appointed to the Company’s Board of Directors, for a term commencing September 1, 2017. Landahl will be a member of the Governance Committee of the board, and will serve in the class of directors standing for election at the Company’s Annual Meeting of Stockholders in May 2018.

Since June 2015, Landahl, 56, has served as Senior Vice President, Organizational Effectiveness and Integrated Performance Assessment of Exelon Generation Company, LLC, a major generator and marketer of electricity and a subsidiary of Exelon Corporation, one of the nation’s largest power generators, with operations in 48 states. Since joining Exelon in 1999, Landahl has held a number of senior leadership positions, including Senior Vice President, Operations Integration & Business Development from August 2012 to January 2014, and Chief Operating Officer & Senior Vice President, Exelon Nuclear from June 2010 to August 2012. In this latter position, she oversaw 10 facilities with 17 nuclear reactors in Illinois, New Jersey and Pennsylvania, and was responsible for 5,000 employees and annual budgets in excess of $1.5 billion. Exelon’s nuclear fleet has since grown to 14 nuclear facilities, including 23 reactors in five states. As Vice President, Industry Leadership at the Institute for Nuclear Power Operations from January 2014 to June 2015, Landahl led development of INPO 15-005, now the industry standard for leadership development and organizational effectiveness for the entire U.S. nuclear fleet and much of the world. She is a current member of the Advisory Committee for the Future of Nuclear Study. Landahl has a Bachelor of Science degree in Nuclear Engineering and Fission Reactor Technology from the Massachusetts Institute of Technology (“MIT”), and holds a Masters of Science degree in Nuclear Engineering and Health Physics from MIT. She also has completed the Advanced Management Program at the Harvard University Business School.

“Susan is an extremely knowledgeable industry leader with strong operational skills and a proven track record for successfully managing large, complex projects and major project turnarounds. She has a keen and strategic understanding of the energy industry, and brings extraordinary leadership experience and qualities that will augment SunCoke’s already deeply talented board,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc. “We are pleased that Susan has agreed to join our board, and we look forward to her contributions to the direction and growth of our company in the years to come.”

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 57.2 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

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